EXHIBIT 10.1
REVENUE SHARE AGREEMENT

This Revenue Sharing Agreement ("Agreement") is made as of October 20th, 2008, by and between SVC Cards, Inc., and/or its assigns (hereinafter "SVC"), 1830 S. Alma School Road, Suite 114, Mesa, Arizona 85210 and Oasis Online Technologies, Corp, and/or its assignees with offices at 4710 N Falcon Drive, Suite 213, Mesa, AZ 85215 (hereinafter "OASIS").

WHEREAS, OASIS and SVC are both in the business of providing financial solutions to their respective customers, and desire to develop a long-term, close working relationship with the other to create additional business and to enhance existing programs as represented by OASIS and SVC to their respective customers.

WHEREAS, OASIS desires to enter into an agreement with SVC, so that OASIS can market the Card of America, Allow Card, Flex Wireless, Flex EFS, and Amerinet ACH. OASIS and SVC will execute such a Distribution Agreement for each program;

WHEREAS, SVC is a consumer centric electronic transaction and card processing company. SVC performs the issuing and processing tasks of bank-centric processors, while offering a complete suite of customer support services. By contracting and servicing several branded debit card products, SVC helps to create additional value by educating marketing partners in order to penetrate the consumer market through its online and retail networks. SVC's products serve all consumer markets including the unbanked, under-banked and convenience users. By integrating its cards through these software providers, SVC is able to offer an integrated card solution throughout the industry and offer products and services to millions of consumers.

WHEREAS, SVC Cards, Inc., Allow Card of America, Inc., Card of America, Inc., Flex Wireless, Inc. and Flex EFS are subsidiaries of COA Holdings, Inc.

WHEREAS, SVC offers its customers a variety of banking products and services, including but not limited to prepaid debit card and related services, under its name and other brand names (collectively the "SVC Products");

WHEREAS, SVC markets the SVC Products in various ways, including, without limitation, through relationships such as the one being established by this Agreement;

WHEREAS, Oasis has certain business relationships and industry connections which would allow Oasis to be able to successfully market and sell the products set forth in this Agreement.

WHEREAS, SVC and OASIS desire to work together to the mutual benefit of the parties whereby OASIS shall distribute the SVC Products through Oasis' business contacts and relationships in multiple markets and specifically in the locations set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, it is agreed by and between SVC and OASIS as follows:

ARTICLE I
GENERAL AGREEMENT

                All of the recitals are incorporated herein as part of the agreement. The Parties agree to share revenue generated from the sale and continued use of the SVC products by OASIS and or OASIS' customers and SVC customers referred to it by OASIS or for those sales generated in the Caribbean and Brazil.

ARTICLE II
TERM OF AGREEMENT

                The term of this Agreement shall commence upon the effective date of this Agreement and shall terminate upon the three (3) year anniversary date of such effective date or the date that all customers obtained by the parties by referral or through OASIS's business contacts have ceased using the SVC products, whichever is later. This agreement may be extended or terminated earlier in accordance with the provisions herein (the "Term").

REVENUE SHARE AGREEMENT

ARTICLE III
REVENUE SHARE

                The Parties hereby agree to share revenue under this agreement in the following manner: OASIS will receive sixty percent (60%) of net sales revenues (generated by customers who were referred by OASIS). Once OASIS has distributed 10,000 cards/accounts OASIS's revenue share will increase to sixty five percent (65%) of net sales revenues. For the purposes of this agreement net sales revenue is defined as total revenues minus all actual costs and expenses incurred by SVC to setup and deliver the products covered under this agreement including the cost and expense of an initial site visit and audit. SVC will receive sixty percent (60%) of net sales revenues generated by customers who were referred by SVC and which purchase any of the Oasis Suite of Products. Once SVC has distributed 10,000 units SVC revenue share will increase to sixty five percent (65%) of net sales revenues.

                Expenses may also include Processing Fees and other fees associated with processing transactions. These fees are charged by entities including, among others, Associations, gateways, switches and terminal owners and may be billed directly to SVC Cards, Client, Bank or Cardholder.

ARTICLE IV
COMMITMENTS OF THE PARTIES

                The Parties agree to the following Commitments:

1.     SVC agrees to provide the following:

1.1.	Consumer, Administrative, Ordering, Loading, Fraud, Security and Reporting Interfaces and Systems as necessary to support multiple OASIS programs. SVC will identify those systems and functionality which are currently working and available as distinguished from those components which require additional development time and resources.

1.2.	Integration services to connect SVC Systems with OASIS and other platforms as necessary, provided by SVC and/or OASIS.

1.3.	Ongoing maintenance and updates of SVC Systems as necessary and required to support OASIS use.

1.4.	Additional development, consulting, and support as necessary invoiced ad-hoc to OASIS or it's Client (upon quote and approval).

1.5.	SVC shall review, evaluate, modify and otherwise reconstitute programming completed by OASIS as needed to best serve OASIS needs.

1.6.	SVC shall provide a processing platform for multiplicity with functionality along with advanced applications and networks that feature industry-leading, cutting-edge technology.

1.7.	Written documentation on all new business opportunities; directed to ISSUING BANK in conjunction with OASIS direction.

1.8.	Program fees and expenses include but are not limited to ISO set-ups, ISO registration, due diligence, program review, network set-up, back-end set-up, additional API's and other outside expenses directly associated with the OASIS program. The parties agree that these fees and expenses shall be defined further and that the parties shall establish mutually acceptable program expense allocations on a case by case basis.

REVENUE SHARE AGREEMENT

2.      OASIS agrees to provide the following:

2.1.	OASIS will market products and services developed by SVC and its subsidiaries, including Card of America, Allow Card, Flex Wireless, Flex EFS, and Amerinet ACH.

2.2.	SVC will identify and share its proprietary client database with OASIS, provided, however, that OASIS shall hold such information as confidential and not disclose same unless agreed to in writing by OASIS. The parties agree to enter into a mutually agreeable NDA.

2.3.	Oasis will provide products from the Oasis Suite of Products which SVC will integrate into the transaction/client management software that is owned by SVC.

2.4.	OASIS will market its products and services to all prospective OASIS clients by methods approved in advance by SVC.

2.5.	SVC and OASIS will complete such integration in accordance with Patriot Act and PCI Compliance.

ARTICLE V
MISCELLANEOUS

                The Parties agree to all included herein, and any additional agreements will be formally agreed to in written contract form by SVC and OASIS by October 23rd, 2008, and further the Parties further agree any systems and/or additional elements provided by SVC will not launch publicly without a formal contractual agreement, or by addendum to this memorandum as mutually agreed by both parties.

                The Parties to this agreement were introduced by Rick Gean, a business consultant and advisor. As a result of this introduction there may be in the future fees owed to Mr. Gean by either SVC or by Oasis and in the event that both parties to this agreement implement and sell the other party's products Mr. Gean may be owed fees from both parties.

                This agreement may be signed in counterpart and delivered by facsimile and a facsimile shall be deemed to be an original.

                The Parties agree that this agreement shall be governed by the laws of Arizona and venue shall be the Arizona courts located in the county of Maricopa.

Signed and executed this 23rd day of October, 2008.

IN WITNESS WHEREOF, the parties duly executed this Agreement.

SVC Cards, Inc.	Oasis Online Technologies Corp

By: /s/ Glenn Geller	By: /s/ Erik J. Cooper
Title: President	Title: CEO

Date: October 23, 2008	Date: October 23, 2008